Exhibit 99.1

HCC UPDATES EARNINGS
EFFECT OF 3Q04 HURRICANES

HOUSTON (September 30, 2004)

HCC Insurance Holdings, Inc. (NYSE symbol: HCC) announced today that based upon current estimates, anticipated losses from the recent Atlantic hurricane activity, will be contained within the Company’s expected earnings for the third quarter 2004.

Losses originated from Hurricanes Charley, Francis, Ivan and Jeanne as well as effecting multiple lines of business: aviation, London market account and other specialty lines. Due to the proximity of the events, the developing nature of the claims and the complicated application to the Company’s reinsurance protection, the Company has determined to set an aggregate reserve for all such hurricane losses which are estimated at $110 million gross, or $55 million net of reinsurance. This net amount, which is approximately $0.54 per share after tax, will be recorded in the third quarter 2004 and includes all hurricane losses previously announced by the Company.

Stephen L. Way, Chairman and Chief Executive Officer, commenting on the loss said, “With the unprecedented level of hurricane activity and related concentration of losses arising during the third quarter, our conservative approach to catastrophe exposure has once again proved to have been justified.” Mr. Way added, “Notwithstanding the magnitude of these losses, we still expect earnings of between $0.16 and $0.18 for the third quarter.”

HCC is an international insurance holding company and a leading specialty insurance group since 1974, based in Houston, Texas with offices across the USA and in Bermuda, England and Spain. HCC has assets of more than $5 billion, shareholders’ equity of over $1 billion and is rated AA (Very Strong) by Standard & Poor’s and A+ (Superior) by A.M. Best Company.

For more information, visit our website at www.hcch.com.

Contact:	L. Byron Way, Vice President HCC Insurance Holdings, Inc.
Telephone: (713) 690-7300

Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

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